Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-Effective Amendment on Form S-1 Registration Statement of our audit report dated May 31, 2022, with respect to the audit of the consolidated financial statements of Salona Global Medical Device Corporation and its subsidiaries for each of the two years in the period ended February 28, 2022.

We also consent to the reference to us under the caption "Experts" in such Registration Statement.

Richmond Hill, Ontario, Canada August 24, 2022	/s/ SRCO Professional Corporation CHARTERED PROFESSIONAL ACCOUNTANTS Authorized to practice public accounting by the Chartered Professional Accountants of Ontario